Exhibit 4.8

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (the “Supplemental Indenture”), dated as of                      , 2004, to the Indenture (defined below) made by and among Foster Wheeler Ltd., a company organized under the laws of Bermuda (the “Company”), Foster Wheeler LLC, a limited liability company organized under the laws of Delaware (the “Guarantor”), and BNY Midwest Trust Company, an Illinois trust company, not in its individual capacity but solely as Trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company issued its 6.50% Convertible Subordinated Notes due 2007 guaranteed by Guarantor (the “Convertible Notes”) pursuant to the Indenture dated as of May 31, 2001 among the Company, Guarantor and the Trustee;

WHEREAS, the Company desires to amend the Indenture for the purpose of changing and eliminating certain provisions;

WHEREAS, Section 7.2 of the Indenture provides that the Indenture may be amended, subject to certain exceptions, with the consent of the Holders of a majority in aggregate principal amount of the outstanding Convertible Notes;

WHEREAS, the Company has received consents to the following amendments from the Holders of at least a majority in aggregate principal amount of the outstanding Convertible Notes; and

WHEREAS, all conditions precedent to amend the Indenture and to make this Supplemental Indenture a valid and binding instrument in accordance with its terms have been satisfied.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Guarantor and the Trustee agree as follows:

ARTICLE I
EFFECTIVENESS AND EFFECT

SECTION 1.01.  Effectiveness and Effect.

This Supplemental Indenture shall take effect on the date hereof.  The provisions set forth in this Supplemental Indenture shall be deemed to be, and shall be construed as part of, the Indenture.  All references to the Indenture in the Indenture or in any other agreement, document or instrument delivered in connection therewith or pursuant thereto shall be deemed to refer to the Indenture as amended by this Supplemental Indenture.

ARTICLE II
AMENDMENT OF CERTAIN PROVISIONS OF THE INDENTURE

SECTION 2.01.  Deletion of Certain Provisions.

(a)  The section headings and the text of Sections 6.1 and 9.4 of the Indenture are hereby deleted and eliminated in their entirety and replaced with “[Intentionally Deleted by Amendment]”.

(b)  All references in the Indenture, as amended by this Section 2.01, to any of the provisions deleted and eliminated as provided above, or to terms defined in such provisions, shall also be deemed deleted and eliminated.

ARTICLE III
MISCELLANEOUS

SECTION 3.01.  Indenture Effective.

Except as amended and supplemented hereby, the Indenture is hereby ratified and confirmed in all respects and shall remain in full force and effect.

SECTION 3.02.  Amendment; Discharge.

No provisions of this Supplemental Indenture may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the parties hereto.

SECTION 3.03.  Notices.

All notices provided hereunder shall be deemed made when delivered to the principal executive offices of the party to be notified.

SECTION 3.04.  Governing Law.

This Supplemental Indenture shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

SECTION 3.05.  Counterparts.

This Supplemental Indenture may be executed in counterparts, each of which when so executed shall be an original, but all such counterparts shall together constitute one and the same instruments.

SECTION 3.06.  Trustee.

The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.  The statements and recitals herein are deemed to be those of the Company not of the Trustee.

SECTION 3.07.  Trust Indenture Act to Control.

If and to the extent that any provision of this Supplemental Indenture limits, qualifies or conflicts with the duties imposed by Sections 310 to 318, inclusive, of the TIA, such imposed duties shall control.  If any provision of this Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the latter provision shall be deemed to apply to this Supplemental Indenture as so modified or excluded, as the case may be.

SECTION 3.08.  Headings.

The titles and headings of the articles and sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 3.09.  Separability.

In case any one or more of the provisions contained in this Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Supplemental Indenture, but this Supplemental Indenture shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

SECTION 3.10.  Benefits of Supplemental Indenture.

Nothing in this Supplemental Indenture or the Indenture, express or implied shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of Convertible Notes, any benefit of any legal or equitable right, remedy or claim under the Indenture or this Supplemental Indenture.

SECTION 3.11.  Assignment.

The Company will have the right at all times to assign any of its respective rights or obligations under this Supplemental Indenture to a direct or indirect wholly owned Subsidiary of the Company; provided that, in the event of any such assignment, the Company will remain liable for all such obligations.  Subject to the foregoing, this Supplemental Indenture is binding upon and inures to the benefit of the parties thereto and their respective successors and assigns.  This Supplemental Indenture may not otherwise be assigned by the parties thereto.

SECTION 3.12.  Definitions.

Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Indenture.

IN WITNESS WHEREOF, the Company, the Guarantor and the Trustee have caused this Supplemental Indenture to be executed and delivered as of the date first written above.

FOSTER WHEELER LTD.

By:
Name:
Title:

FOSTER WHEELER LLC

By:
Name:
Title:

BNY MIDWEST TRUST COMPANY,
As Indenture Trustee

By:
Name:
Title: